Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-213333 of our report dated April 28, 2016, (September     , 2016 as to effects of the stock split discussed in the last paragraph of Note 1) relating to the consolidated financial statements of e.l.f. Beauty, Inc. and subsidiaries (formerly J.A. Cosmetics Holdings, Inc. and subsidiaries) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

San Francisco, California

September     , 2016

The accompanying consolidated financial statements have been adjusted to give effect to the 2.76:1 stock split of the Company’s outstanding common stock which is to be effected prior to the Company’s proposed initial public offering. The above consent is the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon consummation of such stock split, which is described in Note 1 to the consolidated financial statements and assuming that, from September 8, 2016 to the date such stock split occurs, no other events shall have occurred that would affect the accompanying consolidated financial statements or notes thereto.

/s/ Deloitte & Touche LLP

San Francisco, California

September 8, 2016